Exhibit 10.1
HERSHA GROUP
510 Walnut Street, 9th Floor
Philadelphia, PA 19016
Phone: 215-238-1046
Fax: 215-238-0157
www.hersha.com

May 18, 2005

Michael R. Gillespie
914 Buchannan Street
Lancaster, Pennsylvania 17603

Dear Michael:

We are delighted to extend you an invitation to join the Hersha Group of Companies as Chief Accounting Officer for Hersha Hospitality Trust.

Your start date is anticipated to be June 20, 2005.

Your compensation will consist of the following:

A salary paid at the rate of $140,000 per year.

Three weeks vacation during the first year of service and four weeks thereafter.

Bonus Plan Statement:

A bonus plan will be offered up to 15% of your annual salary. This plan will be based upon agreed job performance and set goals and will be administered solely at the Company’s discretion. Of your total bonus, 75% of your first year bonus will be based upon job performance and set goals while the remainder will be based upon Company specific goals currently in place for the executive management team.

Restricted Stock:

You will be considered for a grant of restricted stock after completing one year of employment with Hersha.

Medical Benefits:

You are eligible for medical insurance benefits under the Blue Shield program for yourself and the coverage will be paid at 100%. You may purchase coverage for your spouse and dependents through our program.

Change of Control Compensation:

During the first year of your employment, in the event of a termination without cause within six months of a Change of Control, the Company shall pay your annual salary for a period of three months following the termination. During years two and three of your employment, in the event of a termination without cause within six months of a Change of Control, the Company shall pay your annual salary for a period of six months following termination. A more formal agreement defining Change of Control will be executed upon the commencement of your employment.

Other Benefits:

You will be eligible to receive a cellular telephone at the expense of the Company and if needed a laptop computer and Blackberry.

The Hersha Group is an “at will” employer. “At will,” means that either the employer or the employee can terminate the employment relationship without notice and without cause. This letter constitutes the full commitments that have been extended to you.

I am very pleased to extend this offer to join us in creating this exciting new platform. We hope that you will grow to become an integral part of our team and a partner in our success.

Sincerely,

James Bowling
Vice President, Human Resources

I accept this offer:

Michael R. Gillespie	Date